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

                                                                   Exhibit 12


           American General Finance Corporation and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges


                                         Years Ended December 31,
                               1997      1996      1995      1994      1993
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes       $216,113  $ 79,633  $125,640  $388,926  $327,103
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     474,135   482,343   506,618   411,875   368,986
  Implicit interest in rents   13,615    14,620    14,732    11,975    10,887

Total earnings               $703,863  $576,596  $646,990  $812,776  $706,976


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)    $474,135  $482,343  $506,618  $411,875  $368,986
  Implicit interest in rents   13,615    14,620    14,732    11,975    10,887

Total fixed charges          $487,750  $496,963  $521,350  $423,850  $379,873


Ratio of earnings to
  fixed charges                  1.44      1.16      1.24      1.92      1.86

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